Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                Mark Nogal
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Delivers Attractive Returns
Building higher growth business models
NORTHBROOK, Ill., February 3, 2021 – The Allstate Corporation (NYSE: ALL) today reported financial results for the fourth quarter of 2020.

The Allstate Corporation Consolidated Highlights
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except per share data and ratios)	2020	2019	% / pts Change	2020	2019	% / pts Change
Consolidated revenues	$12,018	$11,472	4.8	$44,791	$44,675	0.3
Net income applicable to common shareholders	2,598	1,707	52.2	5,461	4,678	16.7
per diluted common share	8.45	5.23	61.6	17.31	14.03	23.4
Adjusted net income*	1,805	1,020	77.0	4,648	3,477	33.7
per diluted common share*	5.87	3.13	87.5	14.73	10.43	41.2
Return on common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				21.0%	21.7%	(0.7)
Adjusted net income*				19.8%	16.9%	2.9
Book value per common share				91.50	73.12	25.1
Property-Liability combined ratio
Recorded	84.0	88.7	(4.7)	87.6	92.0	(4.4)
Underlying combined ratio*	79.1	84.9	(5.8)	79.4	85.0	(5.6)
Property-Liability insurance premiums earned	8,884	8,873	0.1	35,580	34,843	2.1
Catastrophe losses (1)	424	295	43.7	2,811	2,557	9.9
Shelter-in-Place Payback expense	—	—	NA	948	—	NA
Total policies in force (in thousands)				175,911	145,937	20.5
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
(1)2020 catastrophe losses are net of approximately $495 million favorable prior year reserve reestimates related to California wildfire subrogation settlements.
NA = not applicable

“Amidst the 2020 pandemic, Allstate served customers well, made progress in building higher growth business models and generated excellent returns for shareholders,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “Customers received excellent service, reductions in premiums and greater access to a broad range of protection. Policies in force increased 21% to 176 million and personal property-liability policies in force remained at 34 million as the company transitions Allstate brand distribution to increase growth and lower costs. Total growth and return prospects also improve with the recent acquisition of National General.”

“Financial results and returns to shareholders were also excellent. Net income was $2.6 billion for the quarter and $5.5 billion for the full year. Adjusted net income* was $5.87 per share for the quarter and $14.73 for the year. Insurance underwriting margins continued to be above the prior year, reflecting fewer auto accidents and strong homeowners insurance results. Investment income from performance-based assets exceeded half a billion dollars in the quarter but for the full year was still below prior year due to losses in the first half of the year. Allstate Protection Plans is rapidly growing revenues and profits and expanding its total addressable market. Shareholders benefited from these results, receiving $2.4 billion in cash through dividends and share repurchases,” concluded Wilson.

Full Year 2020 Highlights

•Allstate delivered on the 2020 Operating Priorities, which focus on both near-term performance and long-term value creation.

◦Better Serve Customers: Allstate acted quickly and led the industry in taking care of customers during the pandemic by providing two Shelter-in-Place Paybacks, financial flexibility through Special Payment Plans and offering free identity protection in 2020. The Net Promoter Score, which measures how likely customers are to recommend us, increased for the enterprise.

◦Grow Customer Base: Consolidated policies in force grew to 175.9 million in 2020, a 20.5% increase to the prior year. Property-Liability policies in force were down slightly compared to the prior year as Allstate brand growth was more than offset by a decline in the Encompass brand. Protection Services policies in force grew to 136.3 million, a 28.6% increase to the prior year, driven by continued rapid expansion in Allstate Protection Plans.

◦Achieve Target Returns on Capital: Adjusted net income return on shareholders’ equity* was 19.8% in 2020, primarily driven by strong Property-Liability results. Allstate’s return was above the long-term target adjusted net income return on equity* of 14% to 17%(1).

◦Proactively Manage Investments: Total return on the $94.2 billion investment portfolio was 7.1% in 2020 as increased asset valuations offset a decline in net investment income. Net investment income of $2.9 billion in 2020 was 9.7% below prior year reflecting lower reinvestment rates and reduced performance-based income.

◦Build Long-Term Growth Platforms: Allstate made substantial progress in building higher growth business models to increase personal property-liability market share under the Allstate brand. Allstate Protection Plans expanded its total addressable market through new accounts addressing furniture, appliances and international markets.

_____________
(1) A reconciliation of this non-GAAP measure to return on common shareholders’ equity, a GAAP measure, is not possible on a forward-looking basis because it is not possible to provide a reliable forecast for catastrophes or investment income on limited partnership interests, and prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate losses as of the reporting date.

Fourth Quarter 2020 Results

•Total revenues of $12.0 billion in the fourth quarter of 2020 increased 4.8% compared to the prior year quarter, reflecting strong performance-based investment income and realized gains.

•Net income applicable to common shareholders was $2.6 billion, or $8.45 per diluted share, in the fourth quarter of 2020, compared to net income of $1.7 billion, or $5.23 per diluted share, in the fourth quarter of 2019.

•Adjusted net income* of $1.8 billion, or $5.87 per diluted share, increased $785 million compared to the prior year quarter.

Property-Liability Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2020	2019	% / pts Change	2020	2019	% / pts Change
Premiums written	8,609	8,737	(1.5)%	35,768	35,419	1.0%
Underwriting income	1,420	1,000	42.0	4,422	2,804	57.7

Recorded Combined Ratio	84.0	88.7	(4.7)	87.6	92.0	(4.4)
Allstate Brand Auto	85.2	94.1	(8.9)	85.9	92.9	(7.0)
Allstate Brand Homeowners	77.8	74.3	3.5	89.8	87.9	1.9
Encompass Brand	95.0	93.3	1.7	92.5	99.3	(6.8)

Underlying Combined Ratio*	79.1	84.9	(5.8)	79.4	85.0	(5.6)
Allstate Brand Auto	84.7	93.2	(8.5)	85.0	92.2	(7.2)
Allstate Brand Homeowners	60.8	61.1	(0.3)	61.8	63.1	(1.3)
Encompass Brand	86.4	88.2	(1.8)	82.9	88.6	(5.7)

•Property-Liability written premium of $8.61 billion decreased 1.5% in the fourth quarter of 2020 compared to the prior year quarter, including the negative impact of premium refunds. The recorded combined ratio of 84.0 in the fourth quarter of 2020 generated underwriting income of $1.42 billion, an increase of $420 million compared to the prior year quarter. Income increased due to a decline in auto losses and increased earned premium, partially offset by higher catastrophe losses.

◦The underlying combined ratio* of 79.1 for the fourth quarter of 2020 was 5.8 points below the prior year quarter, reflecting lower non-catastrophe losses, higher premiums earned and lower underwriting expenses.

◦Allstate brand auto insurance net written premium declined 2.8% compared to the prior year quarter due to premium refunds and a drop in retention concurrent with the ending of special pandemic-related payment plans. Allstate brand new business increased in the fourth quarter, but policies decreased due to the decline in retention. The recorded combined ratio of 85.2 in the fourth quarter of 2020 was 8.9 points below the prior year quarter, primarily due to lower loss costs from reduced miles driven partially offset by higher claim severity.

◦Allstate brand homeowners insurance net written premium grew 3.5%, and policies in force increased 1.1% in the fourth quarter of 2020 compared to the prior year quarter. The recorded combined ratio of 77.8 in the fourth quarter of 2020 was 3.5 points above the fourth quarter of 2019, driven by increased catastrophe losses. Underwriting income for the year was $798 million, reflecting a recorded combined ratio of 89.8, and an underlying combined ratio* of 61.8.

◦Encompass brand net written premium decreased 5.4% in the fourth quarter of 2020 compared to the prior year quarter, driven by a decline in policies in force, partially offset by higher average premiums. The recorded combined ratio of 95.0 in the fourth quarter of 2020 was 1.7 points higher than the prior year quarter, primarily driven by higher catastrophe losses.

Allstate Investment Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2020	2019	$ / pts Change	2020	2019	$ / pts Change
Net investment income	$1,191	$689	502	$2,853	$3,159	(306)
Market-based investment income (1)	672	735	(63)	2,659	2,886	(227)
Performance-based investment income (1)	557	—	557	348	469	(121)
Realized capital gains (losses)	674	702	(28)	1,356	1,885	(529)
Change in unrealized net capital gains and losses, pre-tax	619	(246)	865	2,152	2,711	(559)
Total return on investment portfolio	2.7%	1.3%	1.4	7.1%	9.2%	(2.1)
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

•Allstate Investments $94.2 billion portfolio generated net investment income of $1.2 billion in the fourth quarter of 2020, an increase of $502 million from the prior year quarter, driven by higher performance-based income.

◦Market-based investments contributed $672 million of investment income in the fourth quarter of 2020, a decrease of $63 million, or 8.6%, compared to the prior year quarter, due to lower interest-bearing reinvestment yields, partially offset by higher average invested assets.

◦Performance-based investment income of $557 million in the fourth quarter of 2020 represented an increase of $557 million compared to the prior year quarter. The increase reflects the rebound in equity markets and valuations following the decline in early 2020, along with gains on asset sales in the quarter.
◦Net realized capital gains were $674 million in the fourth quarter of 2020, compared to $702 million in the prior year quarter, primarily due to higher equity valuations and sales of fixed income securities.
◦Unrealized net capital gains increased $619 million from the third quarter of 2020 and $2.15 billion from prior year end, as lower market yields in 2020 resulted in higher fixed income valuations.
◦Total return on the investment portfolio was 2.7% for the quarter and 7.1% in 2020.

Allstate Life, Benefits and Annuities Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2020	2019	% Change	2020	2019	% Change
Premiums and Contract Charges
Allstate Life	$338	$342	(1.2)%	$1,340	$1,343	(0.2)%
Allstate Benefits	262	282	(7.1)	1,094	1,145	(4.5)
Allstate Annuities	3	3	—	10	13	(23.1)
Adjusted Net Income (Loss)
Allstate Life	$56	$76	(26.3)%	$194	$261	(25.7)%
Allstate Benefits	34	16	112.5	96	115	(16.5)
Allstate Annuities	160	(33)	NM	(53)	10	NM
NM = not meaningful

•Allstate Life adjusted net income of $56 million in the fourth quarter of 2020 decreased by $20 million compared to the prior year quarter, primarily driven by higher contract benefits due to increased mortality from the Coronavirus. Coronavirus related death claims were approximately $30 million in the quarter and $78 million in 2020.

•Allstate Benefits premiums and contract charges declined 7.1% compared to the prior year quarter, driven by decreased premiums due to economic impacts from the Coronavirus and the non-renewal of a large underperforming account in the fourth quarter of 2019. Adjusted net income of $34 million in the fourth quarter of 2020 increased by $18 million compared to the fourth quarter of 2019, primarily driven by the non-renewal of the underperforming account and reduced accidents and non-essential medical procedures, likely Coronavirus related.

•Allstate Annuities adjusted net income of $160 million in the fourth quarter of 2020 increased by $193 million compared to the prior year quarter, primarily driven by strong performance-based investment income.

Protection Services Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2020	2019	% / $ Change	2020	2019	% / $ Change
Total Revenues	$518	$434	19.4%	$1,922	$1,649	16.6%
Allstate Protection Plans	276	189	46.0	974	700	39.1
Allstate Dealer Services	129	121	6.6	498	457	9.0
Allstate Roadside	58	65	(10.8)	230	279	(17.6)
Arity	26	35	(25.7)	107	119	(10.1)
Allstate Identity Protection	29	24	20.8	113	94	20.2
Adjusted Net Income (Loss)	$38	$3	$35	$153	$38	$115
Allstate Protection Plans	32	12	20	137	60	77
Allstate Dealer Services	7	7	—	29	26	3
Allstate Roadside	4	(1)	5	12	(15)	27
Arity	(2)	(3)	1	(11)	(7)	(4)
Allstate Identity Protection	(3)	(12)	9	(14)	(26)	12

•Protection Services (formerly Service Businesses) revenues increased to $518 million in the fourth quarter of 2020, 19.4% higher than the prior year quarter. Adjusted net income of $38 million increased by $35 million compared to the prior year quarter, primarily due to profitable growth at Allstate Protection Plans and improved results at Allstate Roadside.
◦Allstate Protection Plans revenue of $276 million increased $87 million, or 46.0%, compared to the prior year quarter reflecting expanded distribution and increased policies in force. Adjusted net income of $32 million in the fourth quarter of 2020 was $20 million higher than the prior year quarter and was $137 million in 2020.

◦Allstate Dealer Services revenue of $129 million was 6.6% higher than the fourth quarter of 2019. Adjusted net income of $7 million in the fourth quarter was flat to the prior year quarter.

◦Allstate Roadside revenue of $58 million in the fourth quarter of 2020 decreased 10.8% compared to the fourth quarter of 2019, primarily reflecting the loss of several accounts. Adjusted net income of $4 million in the fourth quarter was $5 million favorable to the prior year quarter, driven by improved loss experience and lower operating expenses.

◦Arity revenue was $26 million with an adjusted net loss of $2 million in the fourth quarter of 2020, primarily from contracts with affiliates. Active connections increased 26.6% from the prior year to 27.8 million.

◦Allstate Identity Protection revenue of $29 million in the fourth quarter of 2020 increased 20.8% compared to the prior year quarter as policies in force grew to 2.7 million. Adjusted net loss of $3 million in the fourth quarter of 2020 improved by $9 million compared to the fourth quarter of 2019 due to increased revenue.

Proactive Capital Management

“Allstate’s returns continue to be among the highest in the insurance industry, with adjusted net income return on equity* of 19.8% in 2020,” said Mario Rizzo, Chief Financial Officer. “Our earnings power and strong capital position provide the financial flexibility to both invest in growth and return cash to our shareholders. We acquired National General for $4 billion while providing $2.4 billion in cash returns to shareholders in 2020 through $668 million in common shareholder dividends and the repurchase of $1.7 billion in common shares, or 5.5% of the common shares outstanding. We expect our long-term adjusted net income return on equity to be between 14% and 17% while generating higher growth in personal property-liability and expanding protection services,” concluded Rizzo.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, February 4. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31, 2020	December 31, 2019
Assets
Investments:
Fixed income securities, at fair value (amortized cost, net $61,451 and $56,293)	$66,354	$59,044
Equity securities, at fair value (cost $3,853 and $6,568)	4,710	8,162
Mortgage loans, net	4,075	4,817
Limited partnership interests	7,609	8,078
Short-term, at fair value (amortized cost $7,800 and $4,256)	7,800	4,256
Other, net	3,689	4,005
Total investments	94,237	88,362
Cash	377	338
Premium installment receivables, net	6,479	6,472
Deferred policy acquisition costs	4,700	4,699
Reinsurance and indemnification recoverables, net	9,220	9,211
Accrued investment income	600	600
Property and equipment, net	1,057	1,145
Goodwill	2,544	2,545
Other assets, net	3,429	3,534
Separate Accounts	3,344	3,044
Total assets	$125,987	$119,950
Liabilities
Reserve for property and casualty insurance claims and claims expense	$27,610	$27,712
Reserve for life-contingent contract benefits	12,768	12,300
Contractholder funds	17,213	17,692
Unearned premiums	15,949	15,343
Claim payments outstanding	957	929
Deferred income taxes	1,355	1,154
Other liabilities and accrued expenses	8,749	9,147
Long-term debt	7,825	6,631
Separate Accounts	3,344	3,044
Total liabilities	95,770	93,952
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 81.0 thousand and 92.5 thousand shares issued and outstanding, $2,025 and $2,313 aggregate liquidation preference	1,970	2,248
Common stock, $.01 par value, 3.0 billion shares authorized and 900 million issued, 304 million and 319 million shares outstanding	9	9
Additional capital paid-in	3,498	3,463
Retained income	52,767	48,074
Treasury stock, at cost (596 million and 581 million shares)	(31,331)	(29,746)
Accumulated other comprehensive income:
Unrealized net capital gains and losses on fixed income securities with credit losses	—	70
Other unrealized net capital gains and losses	3,860	2,094
Unrealized adjustment to DAC, DSI and insurance reserves	(680)	(277)
Total unrealized net capital gains and losses	3,180	1,887
Unrealized foreign currency translation adjustments	(7)	(59)
Unamortized pension and other postretirement prior service credit	131	122
Total accumulated other comprehensive income	3,304	1,950
Total shareholders’ equity	30,217	25,998
Total liabilities and shareholders’ equity	$125,987	$119,950

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019

Revenues
Property and casualty insurance premiums	$9,279	$9,194	$37,073	$36,076
Life premiums and contract charges	603	627	2,444	2,501
Other revenue	271	260	1,065	1,054
Net investment income	1,191	689	2,853	3,159
Realized capital gains (losses)	674	702	1,356	1,885
Total revenues	12,018	11,472	44,791	44,675

Costs and expenses
Property and casualty insurance claims and claims expense	5,366	5,749	22,001	23,976
Shelter-in-Place Payback expense	—	—	948	—
Life contract benefits	518	518	2,243	2,039
Interest credited to contractholder funds	156	153	638	640
Amortization of deferred policy acquisition costs	1,388	1,382	5,630	5,533
Operating costs and expenses	1,502	1,516	5,732	5,690
Pension and other postretirement remeasurement (gains) losses	(371)	(251)	(51)	114
Restructuring and related charges	40	14	259	41
Amortization of purchased intangibles	30	30	118	126
Impairment of purchased intangibles	—	51	—	106
Interest expense	80	82	318	327
Total costs and expenses	8,709	9,244	37,836	38,592

Gain on disposition of operations	1	3	4	6

Income from operations before income tax expense	3,310	2,231	6,959	6,089

Income tax expense	686	458	1,383	1,242

Net income	2,624	1,773	5,576	4,847

Preferred stock dividends	26	66	115	169

Net income applicable to common shareholders	$2,598	$1,707	$5,461	$4,678

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$8.54	$5.32	$17.53	$14.25

Weighted average common shares – Basic	304.3	320.7	311.6	328.2

Net income applicable to common shareholders per common share – Diluted	$8.45	$5.23	$17.31	$14.03

Weighted average common shares – Diluted	307.6	326.3	315.5	333.5

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income applicable to common shareholders, excluding:
◦realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in adjusted net income,
◦pension and other postretirement remeasurement gains and losses, after-tax,
◦valuation changes on embedded derivatives that are not hedged, after-tax,
◦amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,
◦business combination expenses and the amortization or impairment of purchased intangibles, after-tax,
◦gain (loss) on disposition of operations, after-tax, and
◦adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.
Net income applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, pension and other postretirement remeasurement gains and losses, valuation changes on embedded derivatives that are not hedged, business combination expenses and the amortization or impairment of purchased intangibles, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, pension and other postretirement remeasurement gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, adjusted net income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in adjusted net income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income applicable to common shareholders and adjusted net income generally use a 21% effective tax rate and are reported net of income taxes as the reconciling adjustment.

($ in millions, except per share data)	Three months ended December 31,
	Consolidated		Per diluted common share
	2020	2019	2020	2019
Net income applicable to common shareholders	$2,598	$1,707	$8.45	$5.23
Realized capital (gains) losses, after-tax	(529)	(553)	(1.72)	(1.69)
Pension and other postretirement remeasurement (gains) losses, after-tax	(292)	(199)	(0.95)	(0.61)
Curtailment (gains) losses, after-tax	—	—	—	—
Valuation changes on embedded derivatives that are not hedged, after-tax	9	—	0.03	—
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(4)	3	(0.02)	0.01
Business combination expenses and the amortization of purchased intangibles, after-tax	24	24	0.08	0.07
Impairment of purchased intangibles, after-tax	—	40	—	0.12
Gain on disposition of operations, after-tax	(1)	(2)	—	—
Adjusted net income*	$1,805	$1,020	$5.87	$3.13

	Twelve months ended December 31,
	Consolidated		Per diluted common share
	2020	2019	2020	2019
Net income applicable to common shareholders	$5,461	$4,678	$17.31	$14.03
Realized capital (gains) losses, after-tax	(1,063)	(1,488)	(3.37)	(4.46)
Pension and other postretirement remeasurement (gains) losses, after-tax	(39)	90	(0.12)	0.27
Curtailment (gains) losses, after-tax	(7)	—	(0.02)	—
Valuation changes on embedded derivatives that are not hedged, after-tax	36	15	0.11	0.05
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(8)	5	(0.03)	0.01
Premium deficiency for immediate annuities, after-tax	178	—	0.56	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	(2)	—	(0.01)
Business combination expenses and the amortization of purchased intangibles, after-tax	93	100	0.30	0.30
Impairment of purchased intangibles, after-tax	—	83	—	0.25
Gain on disposition of operations, after-tax	(3)	(4)	(0.01)	(0.01)
Adjusted net income*	$4,648	$3,477	$14.73	$10.43

Adjusted net income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on common shareholders’ equity goal. Adjusted net income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on common shareholders’ equity and adjusted net income return on common shareholders’ equity.

($ in millions)	For the twelve months ended December 31,
	2020	2019
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$5,461	$4,678
Denominator:
Beginning common shareholders’ equity (1)	$23,750	$19,382
Ending common shareholders’ equity (1)	28,247	23,750
Average common shareholders’ equity	$25,999	$21,566
Return on common shareholders’ equity	21.0%	21.7%

($ in millions)	For the twelve months ended December 31,
	2020	2019
Adjusted net income return on common shareholders’ equity
Numerator:
Adjusted net income *	$4,648	$3,477

Denominator:
Beginning common shareholders’ equity (1)	$23,750	$19,382
Less: Unrealized net capital gains and losses	1,887	(2)
Adjusted beginning common shareholders’ equity	21,863	19,384

Ending common shareholders’ equity (1)	28,247	23,750
Less: Unrealized net capital gains and losses	3,180	1,887
Adjusted ending common shareholders’ equity	25,067	21,863
Average adjusted common shareholders’ equity	$23,465	$20,624
Adjusted net income return on common shareholders’ equity *	19.8%	16.9%
_____________
(1) Excludes equity related to preferred stock of $1,970 million as of December 31, 2020, $2,248 million as of December 31, 2019 and $1,930 million as of December 31, 2018.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Combined ratio	84.0	88.7	87.6	92.0
Effect of catastrophe losses	(4.8)	(3.3)	(7.9)	(7.3)
Effect of prior year non-catastrophe reserve reestimates	—	0.1	(0.2)	0.4
Effect of amortization of purchased intangibles	(0.1)	—	(0.1)	—
Effect of impairment of purchased intangibles	—	(0.6)	—	(0.1)
Underlying combined ratio*	79.1	84.9	79.4	85.0

Effect of prior year catastrophe reserve reestimates	—	(0.1)	(1.4)	0.1

Allstate brand - Total	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Combined ratio	83.7	88.5	87.0	91.4
Effect of catastrophe losses	(4.7)	(3.3)	(7.9)	(7.2)
Effect of prior year non-catastrophe reserve reestimates	—	0.2	0.2	0.8
Effect of amortization of purchased intangibles	(0.1)	—	—	—
Effect of impairment of purchased intangibles	—	(0.6)	—	(0.2)
Underlying combined ratio*	78.9	84.8	79.3	84.8

Effect of prior year catastrophe reserve reestimates	—	—	(1.3)	0.1

Allstate brand - Auto Insurance	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Combined ratio	85.2	94.1	85.9	92.9
Effect of catastrophe losses	(0.6)	(0.1)	(1.2)	(1.7)
Effect of prior year non-catastrophe reserve reestimates	0.1	—	0.3	1.2
Effect of impairment of purchased intangibles	—	(0.8)	—	(0.2)
Underlying combined ratio*	84.7	93.2	85.0	92.2

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.2)	(0.2)	(0.1)

Allstate brand - Homeowners Insurance	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Combined ratio	77.8	74.3	89.8	87.9
Effect of catastrophe losses	(16.9)	(13.3)	(28.2)	(24.8)
Effect of prior year non-catastrophe reserve reestimates	(0.1)	0.1	0.2	—
Underlying combined ratio*	60.8	61.1	61.8	63.1

Effect of prior year catastrophe reserve reestimates	(0.2)	0.4	(4.9)	0.7

Encompass brand - Total	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Combined ratio	95.0	93.3	92.5	99.3
Effect of catastrophe losses	(7.8)	(4.7)	(9.5)	(11.3)
Effect of prior year non-catastrophe reserve reestimates	(0.8)	(0.4)	(0.1)	0.6
Underlying combined ratio*	86.4	88.2	82.9	88.6

Effect of prior year catastrophe reserve reestimates	0.8	(0.4)	(4.3)	0.9

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